Suite 1120, Cathedral Place,
925 West Georgia Street
Vancouver, British Columbia,
Canada V6C3L2
Tel:  (604) 687-6600
Toll Free:  1-888-411-GOLD
Fax:  (604) 687-3932
Email:  info@aurizon.com

www.aurizon.com

Toronto Stock Exchange Ticker Symbol – ARZ NYSE MKT Ticker Symbol – AZK U.S. Registration (File 001-31893) News Release Issue No.16 - 2012

June 11, 2012
FOR IMMEDIATE RELEASE

AURIZON ACQUIRES COMMON SHARES OF TYPHOON EXPLORATION INC.

Aurizon Mines Ltd. (“Aurizon”) [TSX:ARZ; NYSE MKT: AZK] announces that pursuant to the terms of the Fayolle Property option agreement,it has acquired an additional 1,923,077 common shares (the “Shares”) of Typhoon Exploration Inc. (“TYP”) at a cost of $500,000. The Shares represent approximately 8.8% of the issued and outstanding common shares of TYP. As a result of the acquisition of the Shares, Aurizon now owns 3,166,738 common shares, representing approximately 14.5% of the issued and outstanding common shares of TYP.

The common shares were purchased by Aurizon pursuant to the terms of an option agreement, whereby Aurizon can earn up to 65% interest in the Fayolle Property located 10 kilometres north of Aurizon’s Joanna Property in Quebec. Aurizon has acquired the Shares for investment purposes only and may, depending on market and other conditions, increase or decrease its beneficial ownership, control or direction, or exercise its current rights to acquire, common shares or other securities of TYP through market transactions, private agreements or otherwise.

A copy of the Early Warning Report being filed with the applicable securities regulators regarding the acquisition of the Shares is available on SEDAR (www.sedar.com) and may also be obtained by contacting the Corporate Secretary of Aurizon at the telephone number below.

FOR MORE INFORMATION CONTACT:

Aurizon Mines Ltd.

George Paspalas, President & CEO – 604-687-6600

Julie A. Stokke Kemp, Corporate Secretary – 604-687-6600

Investor Relations: jennifer.north@aurizon.com

Telephone: 604-687-6600    Fax: 604-687-3932

Toll Free: 1-800-411-GOLD (4653)

Email: info@aurizon.com   Website:  www.aurizon.com